Exhibit 10.13

October 27, 2001

Mr. David Anderson
XXXX
XXXX

Dear David,

     On behalf of Ixia (“Ixia” or the “Company”), I am pleased to offer you employment as Senior Vice President, Worldwide Sales and Business Development Operations, on the terms and conditions set forth in this letter. As Senior Vice President, Worldwide Sales and Business Development Operations, you will report directly to the President and Chief Executive Officer of Ixia, will be principally responsible for worldwide sales and business development, and will have such other duties and responsibilities as may be delegated to you from time to time by the Company’s Chief Executive Officer and/or Board of Directors.

     You agree to devote your full-time attention and best efforts to the performance and discharge of such duties and responsibilities and to perform and discharge such duties and responsibilities faithfully, diligently and to the best of your abilities.

     Effective as of the date upon which you accept this offer (“your start date”), your compensation and benefits will be as follows:

1.	Your annual base salary will be $250,000 USD (i.e. $9,615.38 per bi-weekly period).

2.	For the period from your start date through December 31, 2002, you will earn a commission based on all sales of the Company’s products as detailed below to customers through all channels.

Period	Sales Budget	Commission Rate

Q4/01
If quota is exceeded, the commission rate is .2% for sales over quota	$17,500,000	.187%
FY 2002 Annual Budget on Ixia products with the exception of the Ixia 100 and other NetOps products	$90,000,000	.167%
FY 2002 Annual Budget on the Ixia 100 and other NetOps Products	$8,000,000	.625%

FY2002 Quarterly and Annual Quota will be finalized at budget meetings prior to January 2002. If quota is exceeded in any given quarter, the commission rate will be increased by .5% for sales over quota. The terms of your commission plan for post-2002 periods will be subject to change and the approval of the Ixia Board of Directors.

3.	You will be entitled to three weeks Personal-Time-Off and ten holidays per year.

4.	You will receive applicable benefits, including health insurance, long-term disability as well as life insurance, as are generally provided to Ixia’s executive officers, except for the officer bonus plan.

5.	You will be covered by Ixia’s Officer Severance Plan (a copy of which is enclosed). For purposes of the Severance Plan, your Annual Compensation (as such term is defined in the Severance Plan) for the period from your start date through December 31, 2002 shall be $450,000.

6.	Ixia will reimburse you for the cost of purchasing a cellular telephone and the monthly service charges incurred in using such telephone for business purposes and all out-of-pocket costs related to operating Ixia company business from your home office. You will also receive 32.5 cents for each business mile to cover your car expenses. Reimbursement requests must be submitted in accordance with Ixia policy.

7.	In addition to the Options granted to you on August 3, 2001, I will recommend that the Company’s Compensation Committee grant to you effective on the date of your acceptance of this offer with Ixia, a stock option (incentive stock options to the maximum extent permitted under law, with the balance being nonstatuatory (stock options) under the Company’s stock option plan (the “Plan”), to purchase 200,000 shares of Ixia Common Stock at an exercise price equal to the closing sales price of Ixia’s Common Stock on the date of the option grant (the “Option”). Your Option will vest and become exercisable, cumulatively, in 16 equal quarterly installments commencing on the last day of the first full calendar quarter following the date of the Option grant, as long as you remain an employee of the Company. In addition, your Option will be subject in all respects to the terms and provisions of the Plan and the Stock Option Agreement evidencing the grant of your Option. Your Option will expire, to the extent previously unexercised, upon the earlier of ten years from the date of grant or 30 days (at a minimum) after you cease to be an employee of the Company. In addition to the foregoing principal terms, your Option will include such other terms and conditions that are customarily included in options granted to employees of the Company.

8.	To assist with your relocation to Michigan, Ixia will pay you up to a maximum of $50,000 to reimburse you for you accountable out-of-pocket costs incurred in (i) packing and shipping your personal items and cars to Michigan and (ii) coach airline tickets to Michigan for you and your family.

You reserve the right to terminate your employment with the Company at any time for any reason, and we reserve the right to terminate your employment at any time, for any reason.

This letter contains our entire understanding with respect to your continuing employment with Ixia and replaces and supercedes in its entirety the employment offer letter dated July 23, 2001. The provisions of this letter may be amended only by a writing signed by you and the Chief Executive Officer of Ixia. This letter agreement shall be construed under the laws of California.

Please acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter where indicated below and returning such signed copy to me for receipt no later than October 30, 2001.

Sincerely,

/s/ Errol Ginsberg Errol Ginsberg President and Chief Executive Officer

Accepted:

/s/ David Anderson	Date:	October 30, 2001
David Anderson